Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Trustmark Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Corporation’s 2007 change in accounting for uncertainty in tax positions and 2006 changes in accounting for share based payments, mortgage servicing rights, evaluating prior year misstatements, and defined benefit pension and postretirement benefit plans.

/s/ KPMG LLP

Jackson, Mississippi
December 10, 2008